As filed with the Securities and Exchange Commission on November 12, 2015.
                                    Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST NORTHERN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation or organization)

68-0450397
(IRS Employer Identification No.)

195 North First Street, Dixon, California 95620
(Address of Principal Executive Offices) (Zip Code)

First Northern Community Bancorp 2016 Stock Incentive Plan
First Northern Community Bancorp 2016 Employee Stock Purchase Plan

(Full title of the plans)

Louise A. Walker
President and Chief Executive Officer
First Northern Community Bancorp
195 North First Street Post Office Box 547
Dixon, California 95620
(Name and address of agent for service)

(707) 678-3041
(Telephone number, including area code, of agent for service)

Copies to:
Rodney R. Peck, Esq.
Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center, 22nd Floor
San Francisco, CA 94111-5998
Telephone: (415) 983-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer ☐                                                                                                                                               Accelerated filer ☐
Non-accelerated filer   ☐ (Do not check if a smaller reporting company)              Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
2016 Stock Incentive Plan Common Stock without par value	622,768	$8.05	$5,013,282.40	$504.84
2016 Employee Stock Purchase Plan Common Stock without par value	250,000	$8.05	$2,015,000.00	$202.91

(1)	The securities to be registered include rights to acquire Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act of
1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)
This Registration Statement shall also cover any additional shares of Common Stock that become issuable pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h)(l) and 457(c) under the Securities Act of 1933.  The proposed maximum offering price per share was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the OTC Bulletin Board on November 11, 2015.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

 PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

       The information called for by Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The information incorporated by reference herein is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information. The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Annual Report filed by the Registrant with the Commission on Form 10-K for the fiscal year ended December 31, 2014.

(b)	The Quarterly Reports filed by the Registrant with the Commission on Form 10-Q for the quarters ended September 30, June 30, and March 31, 2015.

(c)	The Current Reports on Form 8-K filed by the Registrant with the Commission (other than any portion thereof furnished or deemed furnished) on October 26, May 27, January 30, and January 7, 2015.

(d)
The description of the Registrant’s Common Stock contained in Item 2 of the Form 8-K 12(g)(3), as filed with the Commission on May 24, 2000, including any subsequent amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors, officers, employees and other agents of the corporation in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”).

Article 8 of the Registrant’s Articles of Incorporation, as amended, provides for indemnification of directors of the Registrant to the fullest extent permitted under Section 317 of the California Corporations Code.  In addition, Article 8 authorizes the Registrant to indemnify agents (as defined in Section 317 of the California Corporations Code), through bylaw provisions, agreements, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, to the fullest extent permissible under California law.

Article VI of the Registrant’s Amended and Restated Bylaws provides for indemnification of directors, officers, employees and other agents, including advancement of expenses, in excess of indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to a determination that indemnification is proper in the circumstances because such director, officer, employee or other agent has met the applicable standard of conduct set forth in the Amended and Restated Bylaws and subject further to a determination that such indemnification or advance would be inconsistent with a provision of the Articles of Incorporation, a resolution of the shareholders, an agreement which prohibits or otherwise limits indemnification or any condition imposed by a court in approving a settlement.  Section 59 of the Registrant’s Amended and Restated Bylaws also provides that the Registrant may maintain insurance to protect any director, officer, employee or agent against any liability asserted against or incurred by such director, officer, employee or agent in such capacity or arising out of his or her status as such.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits

Exhibit No.	Description of Exhibit
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding legality of securities to be offered.
10.1
First Northern Community Bancorp 2016 Stock Incentive Plan, incorporated herein by reference to Appendix A to the Registrant’s Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Shareholders.

10.2
First Northern Community Bancorp 2016 Employee Stock Purchase Plan, incorporated herein by reference to Appendix B to the Registrant’s Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Shareholders.

23.1	Consent of Moss Adams LLP, independent registered public accounting firm.
23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24.1	Power of attorney (included in the signature page to this Registration Statement).

Item 9. Undertakings.

a.       The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dixon, State of California, on November 12, 2015.

First Northern Community Bancorp

By:         /s/ Louise A. Walker                                                 By:          /s/ Jeremiah Z. Smith
Name:    Louise A. Walker                                                      Name:    Jeremiah Z. Smith
Title: President and Chief Executive Officer	Title: Senior Executive Vice President / Chief Operating Officer and Chief Financial Officer / Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Louise A. Walker and Jeremiah Z. Smith, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Louise A. Walker	President, Chief Executive Officer, and Director	November 12, 2015
Louise A. Walker
/s/ Jeremiah Z. Smith	Senior Executive Vice President / Chief Operating Officer and Chief Financial Officer / Principal Accounting Officer	November 12, 2015
Jeremiah Z. Smith

/s/ David W. Schulze	Director	November 12, 2015
David W. Schulze

/s/ John M. Carbahal	Director	November 12, 2015
John M. Carbahal

/s/ Lori J. Aldrete	Director	November 12, 2015
Lori J. Aldrete

/s/ Frank J. Andrews, Jr.	Director	November 12, 2015
Frank J. Andrews, Jr.

/s/ Patrick R. Brady	Director	November 12, 2015
Patrick R. Brady

/s/ Gregory DuPratt	Director	November 12, 2015
Gregory DuPratt

/s/ Foy S. McNaughton	Director	November 12, 2015
Foy S. McNaughton

/s/ Richard M. Martinez	Director	November 12, 2015
Richard M. Martinez

/s/ Owen J. Onsum	Director	November 12, 2015
Owen J. Onsum